Exhibit 99.1

Ellington Financial LLC Reports Fourth Quarter 2016 Results
OLD GREENWICH, Connecticut—February 13, 2017
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended December 31, 2016.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the fourth quarter was $1.7 million, or $0.05 per basic and diluted share, as compared to net income of $0.5 million, or $0.02 per basic and diluted share, for the quarter ended September 30, 2016.

•
Book value per share as of December 31, 2016 was $19.46 on a diluted basis, after payment of a quarterly dividend in the fourth quarter of $0.45 per share, as compared to book value per share of $19.83 on a diluted basis as of September 30, 2016.

•	Our Credit strategy generated gross income of $5.0 million for the quarter ended December 31, 2016.

•	Our Agency strategy generated gross income of $1.8 million for the quarter ended December 31, 2016.

•
Our Board of Directors declared a dividend of $0.45 per share for the fourth quarter of 2016, equating to an annualized dividend yield of 11.1% based on the February 10, 2017 closing price of $16.15 per share; dividends are paid quarterly in arrears.

Fourth Quarter 2016 Results
"For the fourth quarter, Ellington Financial had net income, including the full impact of mark-to-market adjustments, of $1.7 million or $0.05 per share," said Laurence Penn, Chief Executive Officer and President. "With this quarter's results, we conclude what has been a year of disappointing financial results. Overall, our assets performed well in 2016, but losses on our high-yield corporate credit hedges led to overall performance that fell far short of our expectations. Nevertheless, we remain very optimistic about our business and our future prospects, as we continue to see high-yielding opportunities and growing pipelines in our various loan businesses.
"During the fourth quarter, we continued the shift in our credit portfolio away from certain securities such as non-Agency RMBS, and towards loan assets. As a result, we continued to shrink our high-yield corporate credit hedges during the quarter, and at this point our portfolio is no longer significantly exposed to the performance of those hedges. Despite our continued selling of non-Agency RMBS, our Credit portfolio and its leverage actually increased slightly during the quarter, finally reversing the trend from recent quarters.
"Expanding and enhancing our financing arrangements for our loan portfolios remains a high priority for us. Since executing our first financing facility for small balance commercial mortgage loans early last year, we've added facilities for non-QM mortgage loans, residential NPLs, and consumer loans and ABS. We're currently evaluating additional borrowing facilities for both our non-QM mortgage business and our consumer loan business, and gaining long-term financing through the securitization markets remains a strong possibility for us in 2017 in several of our loan businesses. We believe that investment opportunities remain attractive in all of our loan businesses, and as 2017 progresses we are hopeful that we will be able to meaningfully increase our leverage and portfolio size.
"During the fourth quarter we repurchased approximately 1.0% of our outstanding shares, which was accretive to our diluted book value by $0.04 per share. We expect to continue to repurchase shares as the market presents us with attractive opportunities, while balancing the accretive effects of our repurchases on book value per share against the attractiveness of the investment opportunities in our targeted asset classes, together with the effects on our expense ratios and the liquidity of our stock."
Market Overview
The fourth quarter of 2016 was characterized by sharply higher interest rates and increased market volatility, especially in the aftermath of the U.S. elections in November. The election of Donald Trump to the U.S. presidency along with continued Republican control of Congress led to a surge in interest rates, as many market participants predicted that the policy goals of the new administration would lead to an acceleration in U.S. economic growth. Among the shared policy goals of the new administration and Congress are a lowering of corporate income tax rates, increased infrastructure spending, and a roll-back in regulation, such as many of the regulations included in the Dodd-Frank Act. The rise in long-term interest rates during the fourth quarter was the largest quarterly increase since the financial crisis, and one of the largest quarterly increases ever. Over the course of the quarter, the 10-year U.S. Treasury yield rose 85 basis points to end the quarter at 2.44%, and closed as high as 2.60% on December 15th. The yield curve steepened substantially during the quarter, with the 2-year U.S. Treasury yield rising

43 basis points to end the quarter at 1.19%. Equities rallied significantly following the election results, as did crude oil. Prices of Agency RMBS declined over the course of the quarter, roughly in line with the movements in interest rates and volatility. Within the broader fixed-income sector, credit sensitive securities, (including non-Agency MBS) rallied strongly during the quarter, in sympathy with the equity markets and other sectors.
In December 2016, for the first time since late 2015 and only the second time in over ten years, the Federal Reserve increased its target range for the federal funds rate. Following the rate increase in late 2015 and heading into 2016, most market participants had anticipated multiple target range increases for 2016, but concerns around a global economic slowdown, as well as mixed data regarding the state of the U.S. economy, led the Federal Reserve to adopt a more measured stance in 2016. The recent change in administrations now presents the Federal Reserve with conflicting considerations: an increase in inflation appears more likely, which would call for monetary tightening, but the uncertainties associated with possible large scale government policy changes may call for a more cautious approach.
Following the sharp increase in interest rates during the fourth quarter, mortgage rates also increased significantly. The Freddie Mac survey 30-year mortgage rate increased 90 basis points over the course of the quarter, ending the fourth quarter at 4.32%. In response to the increase in mortgage rates, the Mortgage Bankers Association Refinance Index, which tracks the volume of mortgage loan refinancing, declined over 50%, falling back to its early-2016 levels.
Credit
Our Credit strategy generated gross income of $5.0 million for the fourth quarter, or $0.15 per share. The primary components of this strategy include: non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and commercial mortgage loans; consumer loans and ABS; investments in mortgage-related entities; and credit hedges (including relative value trades involving credit hedging instruments). We also invest in U.S. and European CLOs and distressed corporate debt when attractive opportunities in those markets arise. During the fourth quarter, we had modest performance from our long securities and loan portfolios, and our credit hedges provided much less of a drag on our results as compared to the third quarter. As of December 31, 2016, our total long Credit portfolio (excluding derivatives) increased to $601.6 million from $516.3 million as of September 30, 2016. Over the course of the fourth quarter, we increased our holdings of residential and commercial mortgage loans, European RMBS, U.S. CMBS, both U.S. and European CLOs, and distressed corporate debt. We continued to net sell down our U.S. non-Agency RMBS, although we did so at a reduced pace relative to prior periods.
As the case has been for some time, the fundamentals underlying non-Agency RMBS continue to be strong, led by a stable housing market. As legacy non-Agency RMBS continue to amortize, the range of expected outcomes on these assets has narrowed significantly; this trend, together with the minimal level of new RMBS issuance generally, has caused yield spreads on legacy non-Agency RMBS to compress significantly, leading us to rotate much of our Credit portfolio into higher-yielding assets. Our non-Agency RMBS portfolio, though much smaller now, performed well in the fourth quarter, benefiting from strong net interest margins, appreciation from our held positions, and net realized gains from positions sold. For the full year however, the positive effects of generally tighter spreads and profitable trading activity in our non-Agency portfolio were offset by losses on our credit hedges. While our non-Agency RMBS portfolio currently represents a much smaller portion of our total Credit portfolio than it ever has, we intend to continue to opportunistically increase and decrease the size of this portfolio as market conditions vary. As of December 31, 2016, our investments in U.S. non-Agency RMBS totaled $102.7 million, as compared to $118.9 million as of September 30, 2016.
Throughout most of 2016, our credit hedges consisted primarily of financial instruments tied to high-yield corporate credit, such as credit default swaps, or "CDS," on high-yield corporate bond indices, as well as tranches and options on these indices; short positions in and CDS on corporate bonds; and positions involving exchange traded funds, or "ETFs," of high-yield corporate bonds. We also opportunistically overlaid these high-yield corporate credit hedges with certain relative value long/short positions involving the same or similar instruments. Throughout 2016, global central bank monetary policy was highly accommodative, and even included central bank corporate bond buying programs, first by the European Central Bank as announced earlier in the year, and then by the Bank of England as announced in August. Throughout the year, the combination of very low or even negative yields on many high quality sovereign bonds, together with persistent central bank buying of corporate bonds, drove yields on global high quality corporate bonds to record low levels, and pushed more overseas institutional investors into the U.S. corporate bond markets, including the high-yield corporate bond market. Starting in the third quarter, in response to the significant tightening that had occurred up to that point of "cash" bond spreads to CDS spreads in the high-yield corporate bond market, we shifted many of our credit hedges from CDS on high-yield corporate bond indices to certain instruments more directly tied to the performance of "cash" high-yield corporate bonds. During the third and fourth quarters, we significantly scaled back our use of high-yield corporate credit hedges.
Over the course of the fourth quarter, the high-yield corporate credit markets continued to rally, although not to the same degree as in prior quarters. This again resulted in overall net losses on our credit hedges for the quarter. For the full year, our credit hedges significantly adversely impacted our results. In addition to using credit hedges, we also use interest rate hedges in our Credit strategy in order to protect our portfolio against the risk of rising interest rates. The interest rate hedges in our Credit strategy are principally in the form of interest rate swaps and, to a lesser extent, Eurodollar futures. With the fourth quarter surge in long-term interest rates, our interest rate hedges generated net gains for the quarter. For the full year, we had a modest loss on our interest rate hedges. We also use foreign currency hedges in our Credit strategy, in order to protect our assets denominated in euros and British pounds against the risk of declines in those currencies against the U.S. dollar. We had net gains on our foreign currency hedges for both the quarter and the full year, but these were significantly offset by net losses on foreign currency-related transactions and translation. Despite the significant recent losses in our credit hedges, we believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to adjust our exposures nimbly by hedging many forms of risk, such as credit risk, interest rate risk, and foreign currency risk.
During the fourth quarter, yield spreads on CMBS tightened, especially after the U.S. Presidential election. CMBS conduit issuance picked up in the fourth quarter, reflecting a rush to finalize transactions before risk retention regulations came into effect in late December. Total CMBS conduit issuance totaled $15.5 billion, up 18% from the previous quarter. In 2016, conduit issuance was $47.1 billion, which was a 23% decline from 2015 CMBS conduit issuance. Our CMBS portfolio continues to be comprised entirely of post-crisis "B-pieces." B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is generally available in the market, and to better target the collateral profiles and structures we prefer. We added two B-pieces during the fourth quarter and five B-pieces over the course of the full year. For the fourth quarter, positive income on our CMBS assets was offset by losses on our CMBX and high-yield corporate credit hedges, resulting in a small loss in the fourth quarter for our CMBS strategy, our first quarterly loss in this strategy in some time. Over the course of 2016, CMBS spreads were volatile and generally widened, but nevertheless our CMBS strategy was profitable for the full year, helped significantly by the positive full-year performance of our CMBX hedges. The CMBS risk retention regulations took effect on December 24, 2016, and early indications suggest that most new issuance of CMBS will follow the "eligible vertical interest" retention model, whereby securitization sponsors retain 5% of the face amount of every tranche. Under this approach, 95% of the B-piece may be sold by the sponsor and remains freely tradable in the same manner as prior to CMBS risk retention. We expect to continue to buy B-pieces in this format, and we also intend to continue to evaluate opportunities created from the new risk retention regulations. As of December 31, 2016, our U.S. CMBS bond portfolio increased to $34.6 million, as compared to $29.1 million as of September 30, 2016.
As of December 31, 2016, our portfolio of small balance commercial mortgage loans included 16 loans and one real estate owned, or "REO," property with an aggregate value of $62.8 million; by comparison, as of September 30, 2016, this portfolio included 20 loans and one REO property with an aggregate value of $58.7 million. Our portfolio, including related hedges, performed well for the fourth quarter as well as the full year. The number and aggregate value of loans held, as well as the income generated by our loans, may fluctuate significantly from period to period, especially as loans are resolved or sold. We expect to continue to emphasize purchasing distressed loans from banks and special servicers through negotiated transactions, as opposed to through widely circulated auctions where there is greater competition and less assurance that reserve prices will be reasonable. We also expect to continue to originate high-yielding "bridge" loans. We believe that opportunities will accelerate in both distressed loans and bridge loans, as many commercial mortgage loans—including many originated pre-crisis—reach their maturity but are unable to be refinanced.
For most of 2016, our activity in the European credit markets was focused more on the non-performing loan market as compared to legacy MBS and CLOs. Our European non-performing loans include non-performing consumer loans, non-performing residential mortgage loans, and non-performing commercial mortgage loans made to small and medium-sized enterprises. We believe that non-performing loans in certain select markets, such as in Spain and Portugal, will continue to present attractive opportunities, and we are actively pursuing additional opportunities in these and other countries. During the fourth quarter, we added to our holdings of non-performing loans secured by real estate. Overall, excluding credit hedges, our European investments were profitable for both the quarter and the full year. Additionally, given the recent widening of legacy MBS and CLOs, we modestly increased our holdings in these sectors during the fourth quarter. We expect to take an opportunistic approach with respect to our participation in these markets. As of December 31, 2016, our investments in European non-dollar denominated assets totaled $75.2 million, as compared to $62.1 million as of September 30, 2016. As of December 31, 2016, our total holdings of European non-dollar denominated assets included $40.9 million in RMBS (mostly backed by non-performing loans), $8.7 million in CMBS, $22.4 million in CLOs, $3.0 million in ABS, and $0.2 million in distressed corporate debt. As of September 30, 2016, our total holdings of European non-dollar denominated assets included $36.6 million in RMBS (mostly backed by non-performing loans), $7.9 million in CMBS, $14.0 million in CLOs, $3.4 million in ABS, and $0.2 million in distressed corporate debt. These assets include securities denominated in British pounds as well as in euros.
We remain active in non-performing and sub-performing U.S. residential mortgage loans, or "residential NPLs," and have continued to focus our acquisitions on smaller, less-competitively-bid, and more attractively-priced mixed legacy pools sourced from motivated sellers. During the fourth quarter we closed two purchases of mixed NPL pools, which contain a combination of performing and non-performing assets. While relatively small, our residential NPL portfolio performed very well both for the fourth quarter and the full year. As of December 31, 2016, we held $14.3 million in residential NPLs and related foreclosure property, as compared to $7.6 million as of September 30, 2016. Towards the end of the third quarter, we began financing some of our residential NPLs under a new repo facility with a large financial institution. We expect that this repo facility will not only increase our return on equity in this business, but should also enable us to increase our presence in the residential NPL market.
During the fourth quarter our consumer loan portfolio grew modestly in size. This portfolio primarily consists of unsecured loans, but also includes auto loans. For the fourth quarter, we had an overall loss on our consumer loans. The loss resulted from our credit hedges, as well as from write-downs recognized with respect to loans purchased under one flow agreement where we have seen a greater persistence of default rates than we had anticipated. During the quarter, we terminated that flow agreement. We continue to purchase consumer loans under three existing flow agreements that collectively have outperformed expectations. Apart from the existing portfolio, we are in active negotiations to add a new flow agreement, and are also evaluating other opportunities in the space. For the year, our consumer loan portfolio was profitable excluding our high-yield corporate credit hedges, but modestly unprofitable after taking into account the effect of those credit hedges. As of December 31, 2016, we no longer held high-yield corporate credit hedges against our consumer loan portfolio. Our consumer loans are financed through the securitization market and through reverse repurchase agreements. As of December 31, 2016, our investments in U.S. consumer loans and ABS totaled $111.4 million, as compared to $115.7 million as of September 30, 2016.
As expected, the pace of our non-QM loan purchases continued to trend upward in the fourth quarter, and our outlook for further growth in this sector remains positive. As of December 31, 2016, our non-QM mortgage loan portfolio totaled $71.6 million, as compared to $38.3 million as of September 30, 2016. To date, we've purchased approximately $100 million under our flow agreement, and loan performance has been excellent. The number of states where our origination partner is producing loans for us has increased according to expectations. We currently finance certain of our non-QM loans under a repo facility with a large financial institution, and are actively monitoring the securitization market for a potential issuance after we reach critical mass.
Agency
Our Agency strategy generated gross income of $1.8 million, or $0.05 per share, during the fourth quarter of 2016. Over the course of the quarter, positive carry and net realized and unrealized gains on interest rate hedges were partially offset by net realized and unrealized losses on our Agency RMBS. Both prices and pay-ups decreased on our specified pools during the period. For the year ended December 31, 2016, our Agency strategy generated gross income of $8.9 million, or $0.26 per share.
Consistent with past quarters, as of December 31, 2016, our Agency RMBS were principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. Our Agency strategy also includes RMBS which are backed by ARMs or Hybrid ARMs and reverse mortgages, and CMOs, including IOs, POs, and IIOs. Our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments.
The market for Agency RMBS changed dramatically during the fourth quarter. At the beginning of the quarter, low mortgage rates provided the potential for ongoing increases in refinancing activity, but by the end of the quarter markedly higher mortgage rates eliminated the incentive for many borrowers to refinance. As the quarter progressed, Agency RMBS declined substantially in price and their durations extended, exacerbating further price declines. For example, during the quarter, TBA 30-year Fannie Mae 3.5s, a widely traded Agency RMBS, declined approximately three points in price, and its duration roughly doubled. Nevertheless, the price declines were relatively muted when compared to prior instances of large-scale increases in interest rates, such as those that occurred in mid-2013, or before the financial crisis. This more muted response was in large part a consequence of the progressive shift, in recent years, in ownership of Agency RMBS away from "delta-hedgers" such as the GSEs and many money managers and mortgage REITs, who have often reacted to big downswings in the market by aggressively selling Agency RMBS, and towards "buy and hold" investors such as the Federal Reserve and depository institutions.
Overall, Agency RMBS prepayment rates slowed over the course of the fourth quarter as mortgage rates increased, but the pace of the slowdown was much more gradual than most sell-side research had predicted. A variety of factors are helping to support prepayment activity, including the gradual loosening of mortgage credit underwriting standards relative to the immediate aftermath of the financial crisis; enhanced originator/servicer technology and infrastructure, which have streamlined the refinancing process and augmented refinancing capacity; employment in the mortgage industry, which remains at a post-

financial crisis high; and increasing home prices and improvements in borrower credit profiles, both of which reflect continued improvement in the U.S. economy.
In light of the increase in interest rates over the course of the fourth quarter, pay-ups on specified pools fell. Pay-ups are price premiums for specified pools relative to their TBA counterparts. The decline in pay-ups was actually quite modest given that specified pools were much longer in duration than TBAs at the beginning of the fourth quarter. Average pay-ups on our specified pools decreased to 0.76% as of December 31, 2016, from 1.12% as of September 30, 2016. We believe that the evolving prepayment landscape, driven by the factors described above, helped to dampen the severity of the fourth quarter decline in pay-ups. Technological advances in the mortgage origination and servicing industry have tended to have a much greater impact on non-specified pools as compared to specified pools. We believe that this trend will continue, driving greater investor interest in specified pools relative to TBAs.
For the quarter ended December 31, 2016, we had total net realized and unrealized losses of $(18.5) million, or $(0.56) per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized gains of $15.5 million, or $0.47 per share, on our interest rate hedges and other activities. We actively traded our Agency RMBS portfolio during the quarter in order to capitalize on sector rotation opportunities. Our portfolio turnover for the quarter was approximately 14% (as measured by sales and excluding paydowns), and we had net realized losses of $(1.3) million, excluding interest rate hedges.
During the fourth quarter, we continued to hedge interest rate risk, primarily through the use of interest rate swaps and short positions in TBAs. Net realized and unrealized losses from price declines of our specified pools were significantly countered by net realized and unrealized gains on our interest rate hedges. In our hedging portfolio, the relative proportion (based on 10-year equivalents1) of short TBA positions increased quarter over quarter relative to interest rate swaps. Overall, we believe that there remains a heightened risk of substantial interest rate and mortgage prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
As of December 31, 2016, our long Agency RMBS portfolio was $827.4 million, up from $807.8 million as of September 30, 2016. During the fourth quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of December 31, 2016, the weighted average coupon on our fixed rate specified pools was 4.0%. Our Agency RMBS portfolio continues to include a small allocation to Agency IOs, and we increased our holdings of those during the fourth quarter. Some of the IOs that we purchased were backed by seasoned Ginnie Mae pools that have demonstrated some level of "burnout." Burnout often occurs after periods of high prepayments, when the mix of loans remaining in an RMBS pool becomes more concentrated in loans that tend to prepay more slowly; burnout can reflect a variety of factors, including the behavior of individual borrowers and overall trends in the mortgage banking industry. Our Agency IOs not only contribute to our portfolio in the form of their yields, but they also inherently serve as portfolio market value hedges in a rising interest rate environment.
Our net Agency premium as a percentage of our specified pool holdings is one metric that we use to measure the overall prepayment risk of our specified pool portfolio. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on our specified pool holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe that our specified pool portfolio is exposed to market-wide increases in Agency RMBS prepayments. The net short TBA position related to our specified pool holdings had a notional value of $370.6 million and a fair value of $390.3 million as of December 31, 2016, and a notional value of $366.9 million and a fair value of $393.4 million as of September 30, 2016. As of December 31, 2016 and September 30, 2016, our net Agency premium as a percentage of fair value of our specified pool holdings was approximately 3.2% and 4.7%, respectively. Excluding TBA positions used to hedge our specified pool holdings, our Agency premium as a percentage of fair value was approximately 5.7% and 8.1% as of December 31, 2016 and September 30, 2016, respectively. Our Agency premium percentage and net Agency premium percentage may fluctuate from period to period based on a variety of factors, including market factors such as interest rates and mortgage rates, and, in the case of our net Agency premium percentage, based on the degree to which we hedge prepayment risk with short TBA positions. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.

1"10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 0.41% for the quarter ended December 31, 2016. Based on our diluted net-asset-value-based total return of 157.36% from our inception (August 17, 2007) through December 31, 2016, our annualized inception-to-date diluted net-asset-value-based total return was 10.61% as of December 31, 2016.
The following table summarizes our operating results for the quarters ended December 31, 2016 and September 30, 2016 and the year ended December 31, 2016:

	Quarter Ended December 31, 2016	Per Share	% of Average Equity	Quarter Ended September 30, 2016	Per Share	% of Average Equity	Year Ended December 31, 2016	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$11,902	$0.36	1.82%	$11,822	$0.35	1.77%	$51,408	$1.54	7.51%
Net realized gain (loss)	(3,964)	(0.12)	(0.60)%	1,999	0.06	0.30%	5,600	0.17	0.82%
Change in net unrealized gain (loss)	(1,354)	(0.04)	(0.21)%	7,182	0.22	1.07%	(6,256)	(0.19)	(0.91)%
Net interest rate hedges(1)	1,801	0.05	0.27%	508	0.02	0.08%	(371)	(0.01)	(0.05)%
Net credit hedges and other activities(2)	257	0.01	0.04%	(16,722)	(0.50)	(2.50)%	(40,548)	(1.21)	(5.92)%
Interest expense	(1,894)	(0.06)	(0.29)%	(1,875)	(0.06)	(0.28)%	(7,665)	(0.23)	(1.12)%
Other investment related expenses	(1,736)	(0.05)	(0.27)%	(1,576)	(0.05)	(0.24)%	(6,884)	(0.21)	(1.01)%
Total Credit profit (loss)	5,012	0.15	0.76%	1,338	0.04	0.20%	(4,716)	(0.14)	(0.68)%
Agency RMBS:
Interest income	6,485	0.19	0.99%	4,659	0.14	0.70%	24,022	0.72	3.51%
Net realized gain (loss)	(1,328)	(0.04)	(0.20)%	763	0.02	0.11%	2,257	0.07	0.33%
Change in net unrealized gain (loss)	(17,216)	(0.52)	(2.63)%	67	—	0.01%	(3,177)	(0.10)	(0.46)%
Net interest rate hedges and other activities(1)	15,480	0.47	2.36%	59	—	0.01%	(8,226)	(0.25)	(1.20)%
Interest expense	(1,597)	(0.05)	(0.24)%	(1,413)	(0.04)	(0.21)%	(5,936)	(0.18)	(0.87)%
Total Agency RMBS profit (loss)	1,824	0.05	0.28%	4,135	0.12	0.62%	8,940	0.26	1.31%
Total Credit and Agency RMBS profit (loss)	6,836	0.20	1.04%	5,473	0.16	0.82%	4,224	0.12	0.63%
Other interest income (expense), net	150	—	0.02%	(60)	—	(0.01)%	116	—	0.02%
Other expenses	(5,055)	(0.15)	(0.77)%	(4,863)	(0.14)	(0.73)%	(20,043)	(0.60)	(2.93)%
Net increase (decrease) in equity resulting from operations	$1,931	$0.05	0.29%	$550	$0.02	0.08%	$(15,703)	$(0.48)	(2.28)%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	239			34			304
Net increase (decrease) in shareholders' equity resulting from operations(6)	$1,692	$0.05	0.26%	$516	$0.02	0.08%	$(16,007)	$(0.48)	(2.36)%
Weighted average shares and convertible units(3) outstanding	33,140			33,306			33,422
Average equity (includes non-controlling interests)(4)	$654,979			$669,935			$684,754
Weighted average shares and LTIP units outstanding(5)	32,928			33,094			33,210
Average shareholders' equity (excludes non-controlling interests)(4)	$647,832			$659,205			$678,226

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of December 31, 2016 and September 30, 2016:
Investment Portfolio

	December 31, 2016					September 30, 2016
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$354,219	$226,543	$63.96	$220,321	$62.20	$328,145	$198,320	$60.44	$191,897	$58.48
Non-Agency CMBS and Commercial Mortgage Loans	200,017	100,143	50.07	111,995	55.99	180,194	90,101	50.00	99,538	55.24
ABS and Consumer Loans	141,079	145,326	103.01	155,359	110.12	137,457	135,837	98.82	139,980	101.84
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)	695,315	472,012	67.88	487,675	70.14	645,796	424,258	65.70	431,415	66.80
Agency RMBS:
Floating	10,998	11,457	104.18	11,468	104.27	12,457	13,115	105.28	12,941	103.88
Fixed	685,334	726,142	105.95	727,068	106.09	659,857	717,315	108.71	701,153	106.26
Reverse Mortgages	55,910	60,221	107.71	61,174	109.41	52,013	57,571	110.69	56,887	109.37
Total Agency RMBS(3)	752,242	797,820	106.06	799,710	106.31	724,327	788,001	108.79	770,981	106.44
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)(3)	1,447,557	1,269,832	87.72	1,287,385	88.94	1,370,123	1,212,259	88.48	1,202,396	87.76
Agency Interest Only RMBS	n/a	29,622	n/a	30,096	n/a	n/a	19,824	n/a	21,992	n/a
Non-Agency Interest Only and Principal Only MBS and Other(4)	n/a	19,711	n/a	21,748	n/a	n/a	16,648	n/a	18,940	n/a
TBAs:
Long	67,720	70,525	104.14	70,334	103.86	160,480	170,192	106.05	169,890	105.86
Short	(384,155)	(404,728)	105.36	(404,967)	105.42	(478,255)	(511,754)	107.00	(511,170)	106.88
Net Short TBAs	(316,435)	(334,203)	105.62	(334,633)	105.75	(317,775)	(341,562)	107.49	(341,280)	107.40
Long U.S. Treasury Securities	5,620	5,419	96.43	5,635	100.27	5,362	5,373	100.20	5,379	100.31
Short U.S. Treasury Securities	(72,871)	(69,762)	95.73	(69,946)	95.99	(41,437)	(41,585)	100.36	(41,199)	99.43
Short European Sovereign Bonds	(61,016)	(62,680)	102.73	(66,800)	109.48	(55,234)	(57,019)	103.23	(57,023)	103.24
Repurchase Agreements	184,819	184,819	100.00	185,205	100.21	165,048	165,048	100.00	164,669	99.77
Long Corporate Debt	95,664	80,095	83.73	81,036	84.71	78,646	56,317	71.61	62,424	79.37
Short Corporate Debt	(40,807)	(39,572)	96.97	(39,664)	97.20	(39,317)	(39,187)	99.67	(38,850)	98.81
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	18,090	n/a	17,243	n/a	n/a	10,544	n/a	9,877	n/a
Non-Exchange Traded Corporate Equity	n/a	3,987	n/a	4,313	n/a	n/a	4,974	n/a	6,333	n/a
Long Common Stock	n/a	4,396	n/a	4,381	n/a	n/a	—	n/a	—	n/a
Short Common Stock	n/a	(8,154)	n/a	(8,052)	n/a	n/a	(29,476)	n/a	(29,044)	n/a
Real Estate Owned	n/a	3,349	n/a	3,539	n/a	n/a	3,584	n/a	3,861	n/a
Total		$1,104,949		$1,121,486			$985,742		$988,475

(1)	Represents the dollar amount, per $100 of current principal, of the price or cost for the security.

(2)	Excludes non-Agency Interest Only and Principal Only MBS and Other.

(3)	Excludes Agency Interest Only RMBS.

(4)	Other includes equity tranches of CLOs, non-Agency residual MBS, and similar positions.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	December 31, 2016		September 30, 2016
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$17,228	$(2,887)	$28,936	$(3,072)
Short CDS on RMBS and CMBS Indices	(112,999)	16,701	(134,719)	20,959
Short CDS on Individual RMBS	(10,134)	5,070	(10,675)	5,595
Net Mortgage-Related Derivatives	(105,905)	18,884	(116,458)	23,482
Long CDS referencing Corporate Bond Indices	40,611	2,744	157,716	15,849
Short CDS referencing Corporate Bond Indices	(49,306)	(2,840)	(269,035)	(9,594)
Long CDS on Corporate Bonds	59,637	(1,408)	40,955	(2,310)
Short CDS on Corporate Bonds	(83,108)	(2,886)	(65,880)	(1,827)
Purchased Put Options on CDS on Corporate Bond Indices(2)	10,000	—	—	—
Written Put Options on CDS on Corporate Bond Indices(3)	—	—	(29,000)	(3)
Short Total Return Swaps on Corporate Equities(4)	(40,426)	(55)	(146,600)	(83)
Long Total Return Swaps on Corporate Debt(5)	5,438	(94)	13,564	(1,027)
Interest Rate Derivatives:
Long Interest Rate Swaps	376,074	(2,122)	478,756	10,787
Short Interest Rate Swaps	(862,535)	5,062	(926,030)	(17,505)
Long Eurodollar Futures(6)	11,000	(8)	11,000	(3)
Short Eurodollar Futures(6)	(62,000)	(51)	(164,000)	(76)
Short U.S. Treasury Note Futures(7)	(7,000)	19	—	—
Interest Rate Caps	61,908	2	61,908	2
Purchased Equity Call Options(8)	16	42	—	—
Total Net Interest Rate Derivatives		2,944		(6,795)
Other Derivatives:
Short Foreign Currency Forwards(9)	(54,787)	(456)	(53,422)	(277)
Warrants(10)	1,639	106	1,647	7,586
Mortgage Loan Purchase Commitments(11)	20,601	(31)	—	—
Total Net Derivatives		$16,908		$25,001

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of December 31, 2016, derivative assets and derivative liabilities were $35.6 million and $18.7 million, respectively, for a net fair value of $16.9 million, as reflected in "Total Net Derivatives" above. As of September 30, 2016, derivative assets and derivative liabilities were $64.8 million and $39.8 million, respectively, for a net fair value of $25.0 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on our part to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(3)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would receive a fixed rate and pay credit protection payments.

(4)	Notional value represents number of underlying shares times the closing price of the underlying security.

(5)	Notional value represents outstanding principal balance on underlying corporate debt.

(6)	Every $1,000,000 in notional value represents one contract.

(7)	Notional value represents the total face amount of U.S. Treasury securities underlying all contracts held. As of December 31, 2016, a total of 70 contracts were held.

(8)	Notional value represents the number of common shares we have the option to purchase multiplied by the strike price.

(9)	Notional value represents U.S. Dollars to be received by us at the maturity of the forward contract.

(10)	Notional value represents number of shares that warrants are convertible into.

(11)	Notional value represents principal balance of mortgage loan purchase commitments. Actual loan purchases are contingent upon successful loan closings in accordance with agreed-upon parameters.

The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of December 31, 2016, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$72	$(83)
Agency RMBS - Fixed Pools and IOs	12,871	(16,692)
TBAs	(5,066)	6,923
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	3,596	(2,029)
Interest Rate Swaps	(6,664)	6,407
U.S. Treasury Securities	(2,750)	2,621
Eurodollar and U.S. Treasury Futures	(330)	321
Mortgage-Related Derivatives	28	(38)
Corporate Securities and Derivatives on Corporate Securities	(435)	446
Repurchase Agreements and Reverse Repurchase Agreements	(554)	544
	$768	$(1,580)

(1)
Based on the market environment as of December 31, 2016. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity
By Collateral Type

	As of December 31, 2016	For the Quarter Ended December 31, 2016		As of September 30, 2016	For the Quarter Ended September 30, 2016
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit	$261,927	$243,712	3.09%	$228,696	$247,108	3.02%
Agency RMBS	790,312	768,137	0.83%	770,138	781,539	0.72%
Total Excluding U.S. Treasury Securities	1,052,239	1,011,849	1.37%	998,834	1,028,647	1.27%
U.S. Treasury Securities	5,428	6,208	0.54%	15,751	15,974	0.38%
Total	$1,057,667	$1,018,057	1.37%	$1,014,585	$1,044,621	1.26%
Leverage Ratio (1)	1.64:1			1.53:1
Leverage Ratio Excluding U.S. Treasury Securities (1)	1.63:1			1.50:1

(1)	The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist of reverse repurchase agreements ("reverse repos") and securitized debt.
Throughout the fourth quarter, reverse repo borrowing costs increased as LIBOR increased. In addition, as the end of the year approached, typical balance sheet constraints of lending banks further increased the cost of repo. Changes in the composition of our repo borrowings have also recently put upward pressure on the average cost of funds for our Credit portfolio, in that the amount of our securities-backed borrowings continues to decline relative to our loan-backed borrowings, which carry higher borrowing costs. We expect this trend to continue in 2017.
From time to time we may have outstanding reverse repos on our positions in long U.S. Treasury securities. As of December 31, 2016 and September 30, 2016 we had $5.4 million and $15.8 million, respectively, of outstanding borrowings related to long U.S. Treasury securities. Our leverage ratio, excluding U.S. Treasury securities, increased to 1.63:1 as of

December 31, 2016, as compared to 1.50:1 as of September 30, 2016. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
Reverse Repurchase Agreements By Remaining Maturity (1)

(In thousands)	As of December 31, 2016		As of September 30, 2016
Remaining Maturity (2)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$506,002	49.0%	$494,626	50.3%
31-60 Days	222,262	21.5%	236,245	24.0%
61-90 Days	191,487	18.5%	107,290	10.9%
91-120 Days	18,324	1.8%	35,010	3.6%
121-150 Days	13,037	1.2%	1,406	0.1%
151-180 Days	31,912	3.1%	34,305	3.5%
181-360 Days	50,557	4.9%	11,723	1.2%
> 360 Days	—	—%	63,209	6.4%
	$1,033,581	100.0%	$983,814	100.0%

(1)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(2)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The majority of our borrowed funds are in the form of reverse repos. The weighted average remaining term on our reverse repos as of December 31, 2016 decreased to 56 days from 63 days as of September 30, 2016. In addition to borrowings under reverse repos, as of December 31, 2016 and September 30, 2016 we had outstanding securitized debt of $24.1 million and $30.8 million, respectively, related to certain of our commercial mortgage loans and REO; this debt amortizes until its maturity in September 2018.
Our borrowings outstanding under reverse repos were with a total of twenty-one counterparties as of December 31, 2016. As of December 31, 2016, we held liquid assets in the form of cash and cash equivalents in the amount of $123.3 million.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 3.1% for the quarter ended December 31, 2016 and 2.9% for the quarter ended September 30, 2016. The increase in our expense ratio was principally due to a quarter-over-quarter increase in professional fees. We did not incur incentive fee expense for either the third or fourth quarters, or for the full year ended December 31, 2016.
Dividends
On February 8, 2017, our Board of Directors declared a dividend of $0.45 per share for the fourth quarter of 2016, payable on March 15, 2017 to shareholders of record on March 1, 2017. We expect to continue to recommend quarterly dividends of $0.45 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 3, 2015, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations.
During the three month period ended December 31, 2016, we repurchased 324,357 shares at an average price per share of $16.13 and a total cost of $5.2 million. In addition to making discretionary repurchases during our open trading windows, we also entered into a 10b5-1 plan to increase the number of trading days available to implement these repurchases.
Through February 8, 2017, we have repurchased approximately 1.2 million shares under the current share repurchase program, for an aggregate cost of $20.1 million.

About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, collateralized loan obligations, consumer loans and asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Tuesday, February 14, 2017, to discuss our financial results for the quarter ended December 31, 2016. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 57491207. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, February 14, 2017, at approximately 2 p.m. Eastern Time through Tuesday, February 21, 2017 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 57491207. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 11, 2016 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2016	September 30, 2016	December 31, 2016
Investment income
Interest income	$18,265	$16,662	$74,344
Other income	2,342	807	5,841
Total investment income	20,607	17,469	80,185
Expenses
Base management fee	2,416	2,485	10,065
Interest expense	4,461	4,143	16,306
Other investment related expenses	2,062	2,068	8,070
Other operating expenses	2,640	2,379	9,979
Total expenses	11,579	11,075	44,420
Net investment income	9,028	6,394	35,765
Net realized gain (loss) on:
Investments	3,127	349	2,729
Financial derivatives, excluding currency forwards	(5,143)	(23,330)	(40,758)
Financial derivatives—currency forwards	3,873	1,525	4,093
Foreign currency transactions	(4,099)	(1,564)	(5,597)
	(2,242)	(23,020)	(39,533)
Change in net unrealized gain (loss) on:
Investments	(14,396)	7,379	(8,033)
Financial derivatives, excluding currency forwards	9,185	9,462	(5,964)
Financial derivatives—currency forwards	(178)	(1,855)	(1,580)
Foreign currency translation	535	2,190	3,643
	(4,854)	17,176	(11,934)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(7,096)	(5,844)	(51,467)
Net increase (decrease) in equity resulting from operations	1,932	550	(15,702)
Less: Increase in equity resulting from operations attributable to non-controlling interests	240	34	305
Net increase (decrease) in shareholders' equity resulting from operations	$1,692	$516	$(16,007)
Net increase (decrease) in shareholders' equity resulting from operations per share:
Basic and diluted	$0.05	$0.02	$(0.48)
Weighted average shares and LTIP units outstanding	32,928	33,094	33,210
Weighted average shares and convertible units outstanding	33,140	33,306	33,422

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	December 31, 2016	September 30, 2016	December 31, 2015(1)
ASSETS
Cash and cash equivalents	$123,274	$179,618	$183,909
Restricted cash	655	5,610	4,857
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,525,710, $1,501,092, and $1,672,400)	1,505,026	1,499,715	1,661,118
Financial derivatives–assets, at fair value (Net cost – $40,724, $63,635, and $163,943)	35,595	64,817	162,905
Repurchase agreements (Cost – $185,205, $164,669, and $105,329)	184,819	165,048	105,700
Total Investments, financial derivatives, and repurchase agreements	1,725,440	1,729,580	1,929,723
Due from brokers	93,651	126,255	141,605
Receivable for securities sold and financial derivatives	445,112	563,462	705,748
Interest and principal receivable	21,704	17,377	20,444
Other assets	3,359	29,907	5,269
Total assets	$2,413,195	$2,651,809	$2,991,555
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $589,429, $677,286, and $731,048)	$584,896	$679,021	$728,747
Financial derivatives–liabilities, at fair value (Net proceeds – $12,012, $17,751, and $56,200)	18,687	39,816	60,472
Total investments and financial derivatives	603,583	718,837	789,219
Reverse repurchase agreements	1,033,581	983,814	1,174,189
Due to brokers	12,780	15,600	114,797
Payable for securities purchased and financial derivatives	85,168	229,212	165,365
Securitized debt (Proceeds – $24,086, $30,771, and $0)	24,086	30,771	—
Accounts payable and accrued expenses	3,327	2,896	3,626
Base management fee payable	2,416	2,485	2,773
Interest and dividends payable	3,460	3,278	1,806
Other liabilities	17	163	828
Total liabilities	1,768,418	1,987,056	2,252,603
EQUITY	644,777	664,753	738,952
TOTAL LIABILITIES AND EQUITY	$2,413,195	$2,651,809	$2,991,555
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(32,294,703, 32,619,060, and 33,126,012 shares issued and outstanding)	$627,620	$645,961	$722,360
Additional paid-in capital–LTIP units	10,041	9,942	9,689
Total Shareholders' Equity	637,661	655,903	732,049
Non-controlling interests	7,116	8,850	6,903
Total Equity	$644,777	$664,753	$738,952
PER SHARE INFORMATION:
Common shares, no par value	$19.75	$20.11	$22.10
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$19.46	$19.83	$21.80

(1)	Derived from audited financial statements as of December 31, 2015.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.